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                                  EXHIBIT 99(A)


FOR IMMEDIATE RELEASE

CONTACT: Madeline Hardart, Public Relations (212)885-0417 - Oxford
                  Deborah Abraham, Investor Relations (203)851-2636 - Oxford George Ryan, Investor Relations (612)829-3551 -- HRM
                  Laura Pigott, Public Relations (612)946-7582 -- HRM


                      HEALTH RISK MANAGEMENT AGREES TO BUY
                         OXFORD PENNSYLVANIA SUBSIDIARY
                                FOR $10.4 MILLION


NORWALK, CT, October 14 - Oxford Health Plans, Inc. (NASDAQ: OXHP) announced that Health Risk Management, Inc. of Minneapolis, Minnesota ("HRM") has signed a definitive agreement to purchase the shares of capital stock of Oxford Health Plans (PA), Inc., its wholly-owned Pennsylvania HMO subsidiary ("OXPA"), for $10.4 million subject to regulatory approvals.

OXPA is a Pennsylvania-licensed HMO serving approximately 65,000 Pennsylvania Medicaid members and 7,000 commercial members. Since April 1998, HRM has assumed the medical costs risk of OXPA's 65,000 Pennsylvania Medicaid members. Oxford will continue to serve approximately 8,400 PPO members in Pennsylvania through Oxford Health Insurance, Inc., but the Company expects that membership to decrease over time.

OXPA will work closely with HRM to ensure continuity of care and a smooth transition for its members. The transaction is expected to close by year-end, subject to receipt of required regulatory approvals.

Oxford also recently announced its plan to withdraw from the Florida market and the signing of an agreement to effectively transfer its Illinois membership to Blue Cross and Blue Shield of Illinois. These moves, which are part of Oxford's turnaround plan, will enable the company to focus on its core commercial business in the New York City tri-state area.


Health Risk Management (NASDAQ: HMRI), headquartered in Minneapolis, delivers electronically integrated health plan management services through its QualityFIRST(R) Medical Risk Management System(SM), which features electronic clinical support guidelines and comprehensive reporting services. HRM also markets national provider networks, disability/workers' comp management, disease/demand management and administrative services including electronic claim payment. HRM's clients include self-insured employers, HMOs, PPOs, IPAs, insurance companies, unions, hospital systems and government entities to clients nationwide and in Canada.

Oxford Health Plans, Inc. is based in Norwalk, Connecticut. The product lines of its subsidiaries include traditional health maintenance organizations, point-of-service plans, third-party administration of employer funded benefit plans, Medicare plans and Medicaid plans. Oxford

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markets its health plans to employers in several states through its direct sales force and through independent insurance agents and brokers.


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